EXHIBIT Z (99.2)


     THIS AGREEMENT (this "Agreement"), dated December 22, 1997, is entered into among THE COCA-COLA COMPANY, a Delaware corporation ("KO"), CAROLINA COCA-COLA BOTTLING INVESTMENTS, INC., a Delaware corporation and a wholly-owned subsidiary of KO ("CCCBI"), THE COCA-COLA TRADING COMPANY, a Delaware corporation and a wholly-owned subsidiary of KO ("Trading"), COCA-COLA OASIS, INC., a Delaware corporation and a wholly-owned subsidiary of Trading ("Oasis"); and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation ("Consolidated"), J. FRANK HARRISON, and J. FRANK HARRISON, III.

                           BACKGROUND

     KO currently holds directly an aggregate of 2,213,007 shares of Consolidated's Common Stock and 269,158 shares of Consolidated's Class B Common Stock (the shares of Consolidated Common Stock and Class B Common Stock currently held by KO are referred to in this Agreement collectively as the "Shares").

     KO is a party to the following agreements with Consolidated and members of the Harrison family relating to KO's ownership and voting of the Shares: (1) the Stock Rights and Restrictions Agreement (the "Stock Rights and Restrictions Agreement") between KO and Consolidated, dated as of January 27, 1989, (2) the Shareholder's Agreement (the "Shareholder's Agreement") among KO,
J. Frank Harrison, J. Frank Harrison, III, and certain other shareholders of Consolidated, dated December 17, 1988, and (3) the Voting Agreement (the "Voting Agreement") among KO, J. Frank Harrison, J. Frank Harrison, III, and Reid M. Henson, as co-trustee, effective January 27, 1989 (collectively, the "Agreements").

     KO intends to transfer the Shares to KO's wholly-owned subsidiary, CCCBI. KO will immediately thereafter transfer all outstanding shares of CCCBI common stock to Trading, another wholly-owned subsidiary of KO. Trading will then contribute all outstanding shares of common stock of CCCBI to Oasis, a wholly-owned subsidiary of Trading. As a result of the proposed transfers, the Shares will continue to be indirectly owned 100% by KO.

     KO intends to complete the proposed transfers prior to December 31, 1997.

     The Parties wish to enter into this Agreement in order to confirm that the Agreements will continue to be binding upon KO, Trading, Oasis, and CCCBI following completion of the proposed transfers and assignments and that the Shares will continue to be subject to the terms of the Agreements.

     SECTION 1. KO hereby assigns to CCCBI any and all rights, options or other benefits to which KO is entitled under any of the Agreements, in accordance with Section 5 of the Stock Rights and Restrictions Agreement, Section 12 of the Shareholder's Agreement, and Section 7(a) of the Voting Agreement, respectively. KO, Trading, Oasis and CCCBI each acknowledge and



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agree that the Shares are and shall remain subject to the terms and conditions of each of the Agreements, including without limitation the proxy granted to J. Frank Harrison, III under
Section 2 of the Voting Agreement. KO will continue to be bound by and comply with the terms and conditions of the Agreements, and CCCBI agrees to be bound by and comply with the terms and conditions of each of the Agreements as they apply to the Shares.

     SECTION 2. KO will continue to exercise the right to designate a Director of Consolidated as provided in Section 9 of the Stock Rights and Restrictions Agreement, notwithstanding the transfers described above in the Background statement.

     SECTION 3.  MISCELLANEOUS.

          (a) This Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

          (b) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

          (c) At KO's request, Consolidated will cause the Shares to be registered in the name of CCCBI as necessary to reflect the transfers described above. The share certificates representing the shares will bear all legends required under the Agreements.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                   THE COCA-COLA COMPANY


                                   By:  /s/ JAMES E. CHESTNUT
                                       --------------------------
                                        James E. Chestnut
                                        Senior Vice President and
                                        Chief Financial Officer



                                   CAROLINA COCA-COLA
                                   BOTTLING INVESTMENTS, INC.


                                   By:  /s/ JAMES E. CHESTNUT
                                       ----------------------------
                                        James E. Chestnut
                                        Vice President and
                                        Chief Financial Officer



                                   THE COCA-COLA TRADING COMPANY


                                   By:  /s/ JAMES E. CHESTNUT
                                       -----------------------------
                                        James E. Chestnut
                                        Vice President and
                                        Chief Financial Officer




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

                                   COCA-COLA OASIS, INC.


                                   By:  /s/ JAMES E. CHESTNUT
                                       -----------------------------
                                        James E. Chestnut
                                        Chief Financial Officer


                                   COCA-COLA BOTTLING
                                   CO. CONSOLIDATED


                                   By:  /s/ J. FRANK HARRISON, III
                                       ------------------------------
                                        J. Frank Harrison, III
                                        Chairman and CEO




                                   /s/ J. FRANK HARRISON
                                   ---------------------------------
                                   J. FRANK HARRISON




                                   /s/ J. FRANK HARRISON, III
                                   ----------------------------------
                                   J. FRANK HARRISON, III











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